Exhibit 99.1
949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports Second Quarter 2020 Operating Results
Second Quarter Summary
•Net income of $1.9 million, or $0.08 per fully diluted share
•Funded $280.3 million of Paycheck Protection Program ("PPP") loans for almost 700 companies representing over 30,000 employees
•Execution of PPP was the primary driver for the increase in interest income from loans over last quarter of $1.5 million, or 10.9%, and an increase in total interest income of $811 thousand, or 5.5%
•Ongoing focus on reducing costs of deposits in combination with the Federal Reserve's rate cuts resulted in a decrease in interest expense over last quarter of $1.0 million, or 31.4%
•Implementation of cost savings initiatives contributed to a reduction in noninterest expense over last quarter by $786 thousand, or 8.1%
•Provision for loan and lease losses of $2.9 million primarily as a result of net charge-offs of $2.2 million, an increase in classified and nonperforming loans, and qualitative factor increases related to the COVID-19 pandemic ("COVID")
•Borrowings decreased to $74.0 million from $120.0 million the prior quarter, replaced with core deposit funding

COSTA MESA, Calif., August 5, 2020 (Globenewswire) - Pacific Mercantile Bancorp (Nasdaq: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, today reported its financial results for the three and six months ended June 30, 2020.
For the second quarter of 2020, the Company reported net income of $1.9 million, or $0.08 per fully diluted share. This compares to a net loss of $2.4 million, or $(0.10) per fully diluted share, in the first quarter of 2020, and net income of $2.7 million, or $0.12 per fully diluted share, in the second quarter of 2019. The increase in net income, as compared to the three months ended March 31, 2020, is primarily attributable to a decrease in our provision for loan and lease losses to $2.9 million for the three months ended June 30, 2020 from $6.2 million for the three months ended March 31, 2020, as well as an increase in interest income related to our origination of $280.3 million of PPP loans and decreased interest expense resulting from the declining interest rate environment in the second quarter. The decrease in net income, as compared to the three months ended June 30, 2019, is primarily attributable to the provision for loan and lease losses of $2.9 million for the three months ended June 30, 2020, compared to no provision taken for the three months ended June 30, 2019, as well as decreased noninterest income in comparison to the second quarter of 2019, which included gain on sale of SBA loans that did not occur during the same period in 2020.
Brad R. Dinsmore, President & CEO of Pacific Mercantile Bancorp, said, “Despite the challenges presented by the COVID-19 pandemic, we are pleased that we have been able to continue making progress on the long-term strategies we have implemented to improve our operating performance. Our strong execution on these strategies resulted in positive trends across many of our key metrics, including an improved deposit mix, a lower cost of deposits, lower operating expenses, and most importantly, a higher level of profitability.

Exhibit 99.1
“Due to the hard work of our team, we were highly effective in providing efficient access to funding through the Paycheck Protection Program (PPP), as we funded over $280 million of loans for nearly 700 companies. Relative to our size, we were able to originate more PPP loans than most other banks in the country. Through this process, we were able to add nearly 300 new clients that have already contributed over $40 million in demand deposits and are now generating fee income through the utilization of our Treasury Management products and services.

“Through our high touch, high service relationship banking model, we have stayed in close contact with our borrowers to understand the level of stress on their businesses as the pandemic has ensued and ensure they have the support they need to manage through the downturn in the economy. A loan review conducted in June covering approximately 95% of our non-PPP commercial and commercial real estate loans indicated that most of our clients were experiencing stable to improving business trends relative to a similar review conducted in March. Given the uncertainties that still exist due to COVID-19, we continued to build our loan reserves this quarter to 1.67% of total loans when excluding PPP loans.

“While the impact of recent restrictions regarding business openings put in place by the state of California remains to be seen, we generally expect to see a continuation of the positive operating trends that we experienced in the second quarter and make further progress on the initiatives we have in place to enhance the long-term value of our franchise,” said Mr. Dinsmore.

Results of Operations
The following tables show a summary of our operating results for the dates and periods indicated. The discussion below highlights the key factors contributing to the changes shown in the following table for the three and six months ended June 30, 2020, as compared to the three months ended March 31, 2020 and the three and six months ended June 30, 2019.

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
	(Dollars in thousands)
Total interest income	$15,580	$14,769	$16,277	$16,767	$16,466
Total interest expense	2,262	3,296	3,734	4,024	4,247
Net interest income	13,318	11,473	12,543	12,743	12,219
Provision for loan and lease losses	2,850	6,200	3,750	2,100	—
Total noninterest income	1,171	1,095	1,369	1,342	1,386
Total noninterest expense	8,934	9,720	9,790	9,697	9,707
Income tax (benefit) provision	800	(991)	(68)	658	1,170
Net income (loss)	$1,905	$(2,361)	$440	$1,630	$2,728

	Six Months Ended June 30,
	2020	2019
	(Dollars in thousands)
Total interest income	$30,349	$32,632
Total interest expense	5,558	8,362
Net interest income	24,791	24,270
Provision for loan and lease losses	9,050	3,300
Total noninterest income	2,265	2,876
Total noninterest expense	18,651	18,691
Income tax (benefit) provision	(190)	1,545
Net income (loss)	$(455)	$3,610

Net Interest Income
Q2 2020 vs Q1 2020. Net interest income increased $1.8 million, or 16.1%, for the three months ended June 30, 2020 as compared to the three months ended March 31, 2020 primarily as a result of:
•An increase in interest income of $811 thousand, or 5.5%, primarily attributable to the successful execution of PPP which began funding small business loans for our existing and new customers during the three months ended June 30, 2020, resulting in a higher average loan balance and increased fee income for the quarter as compared to the three months ended March 31, 2020; and
•A decrease in interest expense of $1.0 million, or 31.4%, primarily attributable to our focus on reducing costs of deposits in combination with the 150 basis point reduction in interest rates by the Federal Reserve that was effective throughout the three months ended June 30, 2020, compared to the three months ended March 31, 2020 in which rates were adjusted near the end of the period.
Our net interest margin decreased to 3.17% for the three months ended June 30, 2020 as compared to 3.36% for the three months ended March 31, 2020. The decrease was primarily attributable to a declining interest rate environment, as the rate cuts by the Federal Reserve were made at the end of the first quarter, where the full second quarter was effected by the rate reductions. The decrease in net interest margin was also impacted by an unfavorable shift in the mix of earning assets for the quarter along with an increase in the average balance of loans placed on nonaccrual during the second quarter and the reversal of interest income associated with placing those loans on nonaccrual.

Q2 2020 vs Q2 2019. Net interest income increased $1.1 million, or 9.0%, for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019 primarily as a result of:
•A decrease in interest expense of $2.0 million, or 46.7%, primarily attributable to our focus on reducing costs of deposits in combination with the 225 basis point reduction in interest rates by the Federal Reserve during the period from June 30, 2019 to June 30, 2020. Also contributing to the decrease was a favorable change in our mix of deposits from higher costing deposits to noninterest bearing deposits; partially offset by
•A decrease in interest income of $886 thousand, or 5.4%, primarily attributable to a decrease in interest earned on short-term investments and loans as a result of a decrease in the average yield on earning assets resulting from the low interest rate environment during the three months ended June 30, 2020 as compared to the three months ended June 30, 2019.

YTD 2020 vs YTD 2019. Net interest income increased $521 thousand, or 2.1%, for the six months ended June 30, 2020 as compared to the six months ended June 30, 2019, primarily as a result of:

•A decrease in interest expense of $2.8 million, or 33.5%, primarily attributable to our focus on reducing costs of deposits in combination with the 225 basis point reduction in interest rates by the Federal Reserve during the period from June 30, 2019 to June 30, 2020, in addition to the decreased rates of interest paid on borrowings for the six months ended June 30, 2020 as compared to the six months ended June 30, 2019, which was the result of the declining interest rate environment; partially offset by
•A decrease in interest income of $2.3 million, or 7.0%, primarily attributable to a decrease in interest earned on loans and short-term investments as a result of lower average yields during the six months ended June 30, 2020 as compared to the six months ended June 30, 2019, which was primarily the result of the declining interest rate environment.

Provision for Loan and Lease Losses
Q2 2020 vs Q1 2020. We recorded a $2.9 million provision for loan and lease losses during the three months ended June 30, 2020 as a result of net charge-offs, an increase in classified and nonperforming loans, and qualitative factor increases related to COVID during the second quarter. We recorded a $6.2 million provision for loan and lease losses during the three months ended March 31, 2020 as a result of net charge-offs, an increase in classified and nonperforming loans, and qualitative factor increases related to COVID during the first quarter. During the three months ended June 30, 2020, we had net charge-offs of $2.2 million compared to net charge-offs of $2.3 million for the three months ended March 31, 2020.
Q2 2020 vs Q2 2019. We recorded a $2.9 million provision for loan and lease losses during the three months ended June 30, 2020 as a result of net charge-offs, an increase in classified and nonperforming loans, and qualitative factor increases related to COVID during the second quarter. We recorded no provision for loan and lease losses during the three months ended June 30, 2019 as a result of a nominal increase in our loan portfolio during the quarter with a favorable change in the composition of loans.
YTD 2020 vs YTD 2019. We recorded a $9.1 million provision for loan and lease losses during the six months ended June 30, 2020 as a result of net charge-offs of $4.5 million, an increase in classified and nonperforming loans, and qualitative factor increases related to COVID. We recorded a $3.3 million provision for loan and lease losses during the six months ended June 30, 2019 as a result of total net charge-offs of $5.3 million, which primarily related to one large credit, partially offset by a decline in the level of classified assets.
Noninterest Income
Q2 2020 vs Q1 2020. Noninterest income increased by $76 thousand, or 6.9%, for the three months ended June 30, 2020 as compared to the three months ended March 31, 2020, primarily resulting from an increase in deposit related fees, credit card fees and loan service fees.
Q2 2020 vs Q2 2019. Noninterest income decreased by $215 thousand, or 15.5%, for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019, primarily as a result of no gain on sale of SBA loans in the second quarter of 2020 compared to gain on sale of $300 thousand during the same period in 2019, and a decrease in other noninterest income, partially offset by an increase in deposit related fees, credit card fees and loan service fees during the second quarter of 2020.

YTD 2020 vs YTD 2019. Noninterest income decreased $611 thousand, or 21.2%, for the six months ended June 30, 2020 as compared to the six months ended June 30, 2019, primarily as a result of:
•No gain on sale of SBA loans during the six months ended June 30, 2020 as compared to gain on sale of $600 thousand during the same period in 2019; and
•A decrease of $313 thousand in other noninterest income as a result of nonrecurring loan and prepayment fees during the six months ended June 30, 2019; partially offset by
•An increase in deposit related fees, credit card fees and loan service fees during the six months ended June 30, 2020 as compared to the same period in 2019.

Noninterest Expense
Q2 2020 vs Q1 2020. Noninterest expense decreased $786 thousand, or 8.1%, for the three months ended June 30, 2020 as compared to the three months ended March 31, 2020, as cost savings initiatives were implemented during the quarter with the following results:
•A decrease of $607 thousand in salaries and employee benefits primarily related to a reorganization of the bank during the second quarter of 2020, and
•A decrease of $90 thousand in other noninterest expense primarily related to business development and other operating expenses; and
•A decrease of $159 thousand in our professional fees primarily related to a decrease in consulting fees during the second quarter; partially offset by
•An increase of $56 thousand in equipment and depreciation related to hardware and software purchases related to the efforts to deploy work-from-home capabilities for more of our employees.

Q2 2020 vs Q2 2019. Noninterest expense decreased $773 thousand, or 8.0%, for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019, as cost savings initiatives were implemented during the quarter with the following results:
•A decrease of $275 thousand in salaries and employee benefits primarily related to a reorganization of the bank during the second quarter of 2020; and
•A decrease of $488 thousand in our professional fees primarily related to higher legal fees during the second quarter of 2019 compared to legal fees in the second quarter of 2020; and
•A decrease of $75 thousand in other noninterest expense primarily related to business development; partially offset by
•An increase of $66 thousand in our data processing fees primarily related to a higher credit card and deposit transaction volume in the second quarter of 2020; and
•An increase of $30 thousand in loan related expenses.

YTD 2020 vs YTD 2019. Noninterest expense decreased $40 thousand, or 0.2%, for the six months ended June 30, 2020 as compared to the six months ended June 30, 2019, primarily as a result of:
•A decrease of $423 thousand in our professional fees primarily related to higher legal fees in 2019; and
•A decrease of $128 thousand in business development as part of our cost savings initiative; partially offset by
•An increase of $354 thousand in salaries and employee benefits primarily related to an increase in employee compensation expense and hiring related fees; and
•An increase of $192 thousand in our data processing fees primarily related to higher credit card and deposit transaction volume.

Income tax provision (benefit)
For the three months ended June 30, 2020, we had an income tax expense of $800 thousand as a result of our operating income. For the six months ended June 30, 2020, we had an income tax benefit of $190 thousand as a result of the net loss for the year to date. Accounting rules specify that management must evaluate the deferred tax asset on a recurring basis to determine whether enough positive evidence exists to determine whether it is more-likely-than-not that the deferred tax asset will be available to offset or reduce future taxes. The tax code allows net operating losses incurred prior to December 31, 2017 to be carried forward for 20 years from the date of the loss, and based on its evaluation, management believes that the Company will be able to realize the deferred tax asset within the period that our net operating losses may be carried forward. Due to the hierarchy of evidence that the accounting rules specify, management determined that there continued to be enough positive evidence to support no valuation allowance on our deferred tax asset at June 30, 2020.
For the three months ended March 31, 2020, we had an income tax benefit of $991 thousand. The income tax benefit during the three months ended March 31, 2020 is a result of the net loss for the first quarter.
For the three and six months ended June 30, 2019, we had an income tax expense of $1.2 million and $1.5 million, respectively. The income tax expense during the three and six months ended June 30, 2019 is a result of our operating income. Due to the hierarchy of evidence that the accounting rules specify, management determined that there continued to be enough positive evidence to support no valuation allowance on our deferred tax asset at June 30, 2019.

Balance Sheet Information
Loans
As indicated in the table below, at June 30, 2020, gross loans totaled approximately $1.37 billion, which represented an increase of $226.6 million, or 19.8%, compared to gross loans outstanding at March 31, 2020. The following table sets forth the composition, by loan category, of our loan portfolio at June 30, 2020, March 31, 2020, and December 31, 2019.

	June 30, 2020		March 31, 2020		December 31, 2019
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	(Dollars in thousands)
Commercial loans	$698,280	51.0%	$454,493	39.8%	$409,420	36.2%
Commercial real estate loans - owner occupied	195,379	14.3%	200,917	17.6%	219,483	19.5%
Commercial real estate loans - all other	203,330	14.8%	205,116	17.9%	208,283	18.5%
Residential mortgage loans - multi-family	164,575	12.0%	172,703	15.1%	176,523	15.7%
Residential mortgage loans - single family	15,522	1.1%	16,863	1.5%	18,782	1.7%
Construction and land development loans	7,247	0.5%	5,457	0.5%	2,981	0.3%
Consumer loans	85,414	6.3%	87,608	7.6%	90,867	8.1%
Gross loans	$1,369,747	100.0%	$1,143,157	100.0%	$1,126,339	100.0%

The increase of $226.6 million in gross loans during the second quarter of 2020 was primarily a result of funding $280.3 million in loans through the PPP. Excluding the PPP, we funded total new organic loans of $9.6 million offset by loan payoffs of $61.0 million and charge offs of $2.2 million. The charge offs of $2.2 million included one COVID related charge off of $1.4 million with the balance centered in three commercial loan relationships that had been previously identified as classified, for which we are continuing our collection efforts.
During the second quarter of 2020, we secured new client relationships with commercial loan commitments of $295.7 million, of which $286.2 million were funded at June 30, 2020. Our total commercial loan commitments increased to $963.5 million at June 30, 2020 from $679.8 million at March 31, 2020 as a result of PPP, and the utilization rate of commercial loan commitments increased to 72.5% at June 30, 2020 from 67.0% at March 31, 2020. Excluding PPP loans, total commitments increased to $683.3 million at June 30, 2020 from $679.8 million at March 31, 2020, and the utilization rate of commercial loan commitments decreased to 61.2% from 67.0% at March 31, 2020.

Deposits

	June 30, 2020	March 31, 2020	December 31, 2019
Type of Deposit	(Dollars in thousands)
Noninterest-bearing checking accounts	$596,052	$494,442	$397,000
Interest-bearing checking accounts	110,707	90,742	108,941
Money market and savings deposits	472,246	443,043	416,751
Certificates of deposit	249,521	268,061	276,878
Totals	$1,428,526	$1,296,288	$1,199,570

The increase in total deposits of $132.2 million, or 10.2%, during the three months ended June 30, 2020 from March 31, 2020 is primarily attributable to deposits of PPP loan proceeds. Noninterest-bearing checking accounts increased by $101.6 million, or 20.6%, money market and savings accounts increased by $29.2 million, or 6.6%, and interest-bearing checking accounts increased by $20.0 million, or 22.0%, partially offset by a decrease of $18.5 million, or 6.9%, on certificates of deposit. Lower priced core deposits increased to 83% of total deposits, while higher priced certificates of deposits decreased to 17% of total deposits at June 30, 2020, as compared to 79% and 21%, respectively at March 31, 2020.

Asset Quality
Nonperforming Assets

	2020		2019
	June 30	March 31	December 31	September 30	June 30
	(Dollars in thousands)
Total nonperforming loans	$24,681	$20,021	$15,682	$13,209	$1,344
Other real estate owned	—	—	—	—	—
Other nonperforming assets	663	392	164	138	82
Total nonperforming assets	$25,344	$20,413	$15,846	$13,347	$1,426
30-89 day past due loans	$7,175	$22,437	$2,779	$7,827	$5,334
90-day past due loans	$12,412	$3,765	$533	$86	$—
Total classified assets	$83,104	$44,825	$37,192	$32,025	$5,174
Allowance for loan and lease losses	$18,166	$17,520	$13,611	$12,086	$11,474
Allowance for loan and lease losses /gross loans	1.33%	1.53%	1.21%	1.04%	1.06%
Allowance for loan and lease losses /total assets	1.08%	1.09%	0.96%	0.84%	0.81%
Ratio of allowance for loan and lease losses to nonperforming loans	73.60%	87.51%	86.79%	91.50%	853.72%
Ratio of nonperforming assets to total assets	1.50%	1.28%	1.12%	0.93%	0.10%
Net quarterly charge-offs (recoveries) to gross loans (annualized)	0.65%	0.81%	0.78%	0.51%	0.01%
June 30, 2020 vs March 31, 2020. Nonperforming assets at June 30, 2020 increased by $4.9 million from March 31, 2020 primarily as a result of an increase in nonperforming loans. The increase in our nonperforming loans during the three months ended June 30, 2020 resulted from the addition of $7.8 million of commercial and consumer loans, partially offset by principal payments of $643 thousand, and charge-offs of $2.2 million. As a result of this increase in nonperforming loans, the ratio of nonperforming assets to total assets increased from 1.28% at March 31, 2020 to 1.50% at June 30, 2020. The ratio of allowance for loan and lease losses to nonperforming loans decreased to 73.60% at June 30, 2020, from 87.51% at March 31, 2020, as a result of a greater increase to nonperforming loans than the increase to allowance for loan and lease losses during the second quarter. Our past due loans do not include loans that have had their payments deferred as a result of assistance being provided to our borrowers due to COVID-19. As of June 30, 2020 we had 76 loans with an outstanding balance of $34.5 million that were still under a payment deferral.

Our classified assets increased by $38.3 million from $44.8 million at March 31, 2020 to $83.1 million at June 30, 2020. The increase this quarter is primarily related to additions of $43.8 million during the three months ended June 30, 2020, partially offset by principal payments of $3.0 million, charge-offs of $2.2 million, and the transfer to other assets of $324 thousand during the same period. The $43.8 million of additions was primarily comprised of four commercial loans totaling $41.0 million, of which one commercial loan was paid in full during July. The additions to classified loans during the three months ended June 30, 2020 represented the migration of loans to classified rating from loans that were previously rated as Special Mention, or "Watch" within the Pass category in the previous quarter.
June 30, 2020 vs June 30, 2019. Nonperforming assets at June 30, 2020 increased by $23.9 million from June 30, 2019 primarily as a result of an increase in nonperforming loans to $24.7 million in the current quarter from $1.3 million the prior year. As a result of this increase to nonperforming loans, the ratio of nonperforming assets to total assets increased from 0.10% at June 30, 2019 to 1.50% at June 30, 2020.
Our classified assets increased by $77.9 million to $83.1 million at June 30, 2020 from $5.2 million at June 30, 2019. The additions to classified loans represented the migration of loans to classified rating from loans that were previously rated as Special Mention, or "Watch" within our Pass category in the same quarter prior year.

Allowance for loan and lease losses

	2020		2019
	June 30	March 31	December 31	September 30	June 30
	(Dollars in thousands)
Balance at beginning of quarter	$17,520	$13,611	$12,086	$11,474	$11,514
Charge offs	(2,249)	(2,314)	(2,608)	(1,551)	(127)
Recoveries	45	23	383	63	87
Provision	2,850	6,200	3,750	2,100	—
Balance at end of quarter	$18,166	$17,520	$13,611	$12,086	$11,474
At June 30, 2020, the allowance for loan and lease losses (“ALLL”) totaled $18.2 million, which was approximately $646 thousand more than at March 31, 2020 and $6.7 million more than at June 30, 2019. The ALLL activity during the three months ended June 30, 2020 included net charge-offs of $2.2 million. There was a $2.9 million provision for loan and lease losses during the period, primarily attributable to the net charge-offs during the quarter, an increase in classified and nonperforming loans, and qualitative factor increases related to COVID during the three months ended June 30, 2020. The ratio of the ALLL-to-total loans outstanding as of June 30, 2020 was 1.33%, or 1.67% if the outstanding balance of PPP loans are excluded from total loans (which is a non-GAAP financial measure), as compared to 1.53% and 1.06% as of March 31, 2020 and June 30, 2019, respectively. The ratio of the ALLL-to-total loans outstanding decreased from last quarter primarily due to the origination of $280.3 million in PPP loans that are 100% guaranteed by the SBA, which had the effect of reducing this ratio by 34 basis points.

Capital Resources
At June 30, 2020, the Bank had total regulatory capital of $173.3 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is a principal federal bank regulatory measure of the financial strength of banking institutions, was 14.5% which exceeds the minimum for a bank to be classified under federal bank regulatory guidelines as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Bank at June 30, 2020, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At June 30, 2020		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total Capital to Risk Weighted Assets	$173,270	14.5%	$123,938	At least 10.0

Common Equity Tier 1 Capital to Risk Weighted Assets	$158,302	13.3%	$80,560	At least 6.5

Tier 1 Capital to Risk Weighted Assets	$158,302	13.3%	$99,151	At least 8.0

Tier 1 Capital to Average Assets	$158,302	9.2%	$71,566	At least 5.0

About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp (Nasdaq: PMBC) is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. The Bank is headquartered in Orange County and operates a total of seven offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. The Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services accessible at www.pmbank.com.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans, including the credit exposure of certain loan products and other components of our business that could be impacted by the COVID-19 pandemic. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: deteriorating economic conditions and macroeconomic factors such as unemployment rates and the volume of bankruptcies, as well as changes in monetary, fiscal or tax policy to address the impact of COVID-19, any of which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that the credit quality of our borrowers declines; potential declines in the value of the collateral for secured loans; the risk that steps we have taken to strengthen our overall credit administration are not effective; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that are contained in our Annual Report on Form 10-K for the year ended December 31, 2019 which is on file with the Securities and Exchange Commission (the “SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2020, which we expect to file with the SEC during the third quarter of 2020, and readers of this release are urged to review the additional information that will be contained in that report.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	Jun '20 vs Mar '20 % Change	Jun '20 vs Jun '19 % Change	June 30, 2020	June 30, 2019	% Change
Total interest income	$15,580	$14,769	$16,466	5.5%	(5.4)%	$30,349	$32,632	(7.0)%
Total interest expense	2,262	3,296	4,247	(31.4)%	(46.7)%	5,558	8,362	(33.5)%
Net interest income	13,318	11,473	12,219	16.1%	9.0%	24,791	24,270	2.1%
Provision for loan and lease losses	2,850	6,200	—	(54.0)%	100.0%	9,050	3,300	174.2%
Net interest income after provision for loan and lease losses	10,468	5,273	12,219	98.5%	(14.3)%	15,741	20,970	(24.9)%
Noninterest income:
Service fees on deposits and other banking services	625	522	443	19.7%	41.1%	1,147	840	36.5%
Net gain on sale of securities available for sale	—	—	—	—%	—%	—	—	—%
Net gain on sale of small business administration loans	—	—	300	—%	100.0%	—	600	100.0%
Net loss on sale of other assets	(53)	6	(11)	(983.3)%	381.8%	(47)	(36)	30.6%
Other noninterest income	599	567	654	5.6%	(8.4)%	1,165	1,472	(20.9)%
Total noninterest income	1,171	1,095	1,386	6.9%	(15.5)%	2,265	2,876	(21.2)%
Noninterest expense:
Salaries and employee benefits	5,462	6,069	5,737	(10.0)%	(4.8)%	11,531	11,177	3.2%
Occupancy and equipment	1,176	1,123	1,127	4.7%	4.3%	2,298	2,215	3.7%
Professional Fees	702	861	1,190	(18.5)%	(41.0)%	1,563	1,986	(21.3)%
OREO expenses, net	—	—	1	—%	(100.0)%	—	69	(100.0)%
FDIC Expense	210	193	193	8.8%	8.8%	403	357	12.9%
Other noninterest expense	1,384	1,474	1,459	(6.1)%	(5.1)%	2,856	2,887	(1.1)%
Total noninterest expense	8,934	9,720	9,707	(8.1)%	(8.0)%	18,651	18,691	(0.2)%
Income before income taxes	2,705	(3,352)	3,898	(180.7)%	(30.6)%	(645)	5,155	(112.5)%
Income tax expense (benefit)	800	(991)	1,170	(180.7)%	(31.6)%	(190)	1,545	(112.3)%
Net income from continuing operations	1,905	(2,361)	2,728	(180.7)%	(30.2)%	(455)	3,610	(112.6)%
Net income	$1,905	$(2,361)	$2,728	(180.7)%	(30.2)%	$(455)	$3,610	(112.6)%
Net income allocable to common shareholders	$1,905	$(2,361)	$2,728	(180.7)%	(30.2)%	$(455)	$3,610	(112.6)%
Basic income per common share:
Net income available to common shareholders	$0.08	$(0.10)	$0.12	(180.0)%	(33.3)%	$(0.02)	$0.15	(113.3)%
Diluted income per common share:
Net income available to common shareholders	$0.08	$(0.10)	$0.12	(180.0)%	(33.3)%	$(0.02)	$0.15	(113.3)%
Weighted average number of common shares outstanding:
Basic	23,502	23,597	22,620	(0.4)%	3.9%	23,489	22,224	5.7%
Diluted	23,713	23,597	23,616	0.5%	0.4%	23,489	23,581	(0.4)%
Ratios from continuing operations(1):
Return on average assets	0.44%	(0.67)%	0.78%			(0.06)%	0.52%
Return on average equity	5.11%	(6.29)%	7.57%			(0.61)%	5.06%
Efficiency ratio	61.66%	77.34%	71.35%			68.93%	68.85%

____________________
(1) Ratios for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019, and for the six months ended June 30, 2020 and June 30, 2019, have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	June 30, 2020	December 31, 2019	Increase/ (Decrease)

Cash and due from banks	$17,170	$17,409	(1.4)%
Interest bearing deposits with financial institutions(1)	241,859	202,729	19.3%
Interest bearing time deposits	2,345	2,420	(3.1)%
Investment securities (including stock)	34,123	36,254	(5.9)%
Loans (net of allowances of $18,166 and $13,611, respectively)	1,350,800	1,117,511	20.9%
Net deferred tax assets	9,816	8,434	16.4%
Intangible assets	239	266	(10.2)%
Other assets	31,840	31,131	2.3%
Total assets	$1,688,192	$1,416,154	19.2%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest bearing deposits	$596,052	$397,000	50.1%
Interest bearing deposits
Interest checking	110,707	108,941	1.6%
Savings/money market	472,246	416,751	13.3%
Certificates of deposit	249,521	276,878	(9.9)%
Total interest bearing deposits	832,474	802,570	3.7%
Total deposits	1,428,526	1,199,570	19.1%
Other borrowings	73,962	30,000	146.5%
Other liabilities	18,420	20,009	(7.9)%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	1,538,435	1,267,106	21.4%
Shareholders’ equity	149,757	149,048	0.5%
Total Liabilities and Shareholders’ Equity	$1,688,192	$1,416,154	19.2%
Book value per share	$6.34	$6.32	0.3%
Shares outstanding, common	23,627,040	23,573,529	0.2%
____________________
(1) Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	322,023	$79	0.10%	$220,598	$721	1.31%	$269,980	$1,620	2.41%
Securities available for sale and stock(2)	35,000	210	2.41%	35,844	261	2.93%	36,880	260	2.83%
Loans(3)	1,331,270	15,291	4.62%	1,116,999	13,787	4.96%	1,062,228	14,586	5.51%
Total interest-earning assets	1,688,293	15,580	3.71%	1,373,441	14,769	4.32%	1,369,088	16,466	4.82%
Noninterest-earning assets
Cash and due from banks	16,622			16,774			15,573
All other assets	28,048			25,151			26,052
Total assets	$1,732,963			$1,415,366			$1,410,713
Interest-bearing liabilities:
Interest-bearing checking accounts	$103,164	25	0.10%	$103,355	87	0.34%	$108,530	181	0.67%
Money market and savings accounts	454,877	567	0.50%	415,533	1,298	1.26%	460,935	2,106	1.83%
Certificates of deposit	260,354	1,371	2.12%	276,045	1,580	2.30%	261,721	1,466	2.25%
Other borrowings	122,015	130	0.43%	33,626	133	1.59%	40,220	262	2.61%
Junior subordinated debentures	17,527	169	3.88%	17,527	198	4.54%	17,527	232	5.31%
Total interest bearing liabilities	957,937	2,262	0.95%	846,086	3,296	1.57%	888,933	4,247	1.92%
Noninterest bearing liabilities
Demand deposits	606,481			398,547			360,597
Accrued expenses and other liabilities	18,649			19,704			16,544
Shareholders' equity	149,896			151,029			144,639
Total liabilities and shareholders' equity	$1,732,963			$1,415,366			$1,410,713
Net interest income		$13,318			$11,473			$12,219
Net interest income/spread			2.76%			2.75%			2.90%
Net interest margin			3.17%			3.36%			3.58%

(1)Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.
(2)Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.
(3)Loans include the average balance of nonaccrual loans.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Six Months Ended
	June 30, 2020			June 30, 2019
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$271,310	$800	0.59%	$247,893	$2,975	2.42%
Securities available for sale and stock(2)	35,422	471	2.67%	38,035	551	2.92%
Loans(3)	1,224,134	29,078	4.78%	1,071,449	29,106	5.48%
Total interest-earning assets	1,530,866	30,349	3.99%	1,357,377	32,632	4.85%
Noninterest-earning assets
Cash and due from banks	16,698			15,330
All other assets	26,601			27,632
Total assets	1,574,165			1,400,339
Interest-bearing liabilities:
Interest-bearing checking accounts	$103,260	$113	0.22%	$102,038	$342	0.68%
Money market and savings accounts	435,205	1,864	0.86%	459,463	4,220	1.85%
Certificates of deposit	268,200	2,951	2.21%	266,959	2,815	2.13%
Other borrowings	77,821	263	0.68%	40,110	520	2.61%
Junior subordinated debentures	17,527	367	4.21%	17,527	465	5.35%
Total interest bearing liabilities	902,013	5,558	1.24%	886,097	8,362	1.90%
Noninterest bearing liabilities
Demand deposits	502,514			350,919
Accrued expenses and other liabilities	19,175			19,397
Shareholders' equity	150,463			143,926
Total liabilities and shareholders' equity	1,574,165			1,400,339
Net interest income		$24,791			$24,270
Net interest income/spread			2.75%			2.95%
Net interest margin			3.26%			3.61%

(1)Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.
(2)Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.
(3)Loans include the average balance of nonaccrual loans.